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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              PANAMSAT CORPORATION

                                  ARTICLE ONE


                                      NAME

          The name of the corporation is PANAMSAT CORPORATION (the ''Corporation'').

                                  ARTICLE TWO


                               REGISTERED OFFICE

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801, and the name of the registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE


                                    PURPOSES

          The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law, and by such statement all lawful acts and activities shall be within the purposes of the Corporation, except for express limitations, if any.

                                  ARTICLE FOUR


                               CAPITAL STRUCTURE

          4.1. The total number of shares of stock which the Corporation shall have authority to issue is 450,000,000 shares of all classes of stock, consisting of 400,000,000 shares of Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, par value $.01 per share.

          4.2. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:
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          (a) The distinctive designation of, and the number of shares of
Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

          (b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

          (c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;

          (d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

          (e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

          (f) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

          (g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

          (h) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

                                  ARTICLE FIVE


                                   DIRECTORS

          5.1. The initial Board of Directors shall consist of 10 directors. Such number may be changed in such manner as provided in the bylaws of the Corporation.

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          5.2.   Unless and except to the extent that the bylaws of the
Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE SIX


                            LIMITATION ON LIABILITY

          A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                 ARTICLE SEVEN


                                INDEMNIFICATION

          SECTION 7.1.  Right to Indemnification.   The Corporation shall
indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a ''proceeding'') by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Except as provided in
Section 7.3, the Corporation shall not be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person unless the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          SECTION 7.2.  Advancement of Expenses.   The Corporation shall pay the
expenses (including attorneys' fees) of any person referred to in Section 7.1 of this ARTICLE SEVEN incurred in defending any proceeding in advance of its final disposition; provided, however, that the advancement of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this ARTICLE SEVEN or otherwise.

          SECTION 7.3.  Claims.   If a claim for indemnification or advancement
of expenses under this ARTICLE SEVEN is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation (except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty (20) days), the claimant may file suit to recover the unpaid amount of such claim. If successful in whole in such an action, the claimant shall be entitled to be paid the expense of prosecuting such claim; if successful in part in such an action, the claimant shall be entitled to be paid the expense of prosecuting each successfully resolved claim, issue or matter. In any such action the

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Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

          SECTION 7.4.  Non-Exclusivity of Rights.   The rights conferred on any
person by this ARTICLE SEVEN shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, provision of the bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

          SECTION 7.5.  Other Indemnification.   The Corporation's obligation,
if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person would be entitled to retain as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

          SECTION 7.6.  Amendment or Repeal.   Any repeal or modification of the
foregoing provisions of this ARTICLE SEVEN shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                 ARTICLE EIGHT


                            AMENDMENT OF CERTIFICATE

          From time to time and at any time, any provision contained in this Restated Certificate of Incorporation may be amended, altered, changed or repealed by the Corporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this ARTICLE EIGHT.

                                  ARTICLE NINE


                              AMENDMENT OF BYLAWS

          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.


                                  ARTICLE TEN


                               STOCKHOLDER ACTION

          Any action required or permitted to be taken by any stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, special meetings of

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stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

                                 ARTICLE ELEVEN


                             BUSINESS COMBINATIONS

          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.

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